EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Digital Power Corporation and subsidiaries of our report dated February 19, 2002, relating to the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000, which report appears in the December 31, 2001, annual report on Form 10-KSB of Digital Power Corporation.


/s/ HEIN + ASSOCIATES LLP

    Hein & Associates, LLP
    Certified Public Accountants


Orange, California
March 29, 2002